Exhibit 4.1

SUPPLEMENTAL INDENTURE

between

FIRST MIDWEST BANCORP, INC.

and

WILMINGTON TRUST COMPANY

Dated as of August 21, 2009

Supplement to Indenture,

dated as of November 18, 2003

SUPPLEMENTAL INDENTURE, dated as of August 21, 2009 (this “Supplemental Indenture”) between FIRST MIDWEST BANCORP, INC., a Delaware corporation (the “Company”), having its principal office at One Pierce Place, Suite 1500, Itasca, Illinois 60143, and WILMINGTON TRUST COMPANY, as trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee entered into the Indenture for junior subordinated deferrable interest debentures, dated as of November 18, 2003 (the “Indenture”), providing for the issuance of the Company’s Series B 6.95% Junior Subordinated Deferrable Interest Debentures due December 1, 2033 (the “Debentures”).

Pursuant to an Agreement of Merger, dated as of August 21, 2009 (the “Agreement of Merger”), between First Midwest Capital Trust I (“First Midwest Capital Trust”) and New First Midwest Capital Trust I, a statutory trust created pursuant to the Delaware Statutory Trust Act by the entering into that certain Declaration of Trust, dated as of August 20, 2009, and by the execution and filing the Certificate of Trust, filed on August 20, 2009 (the “New Trust”), and a Certificate of Merger filed with the Secretary of State of the State of Delaware at the Effective Time (as defined in the Agreement of Merger), First Midwest Capital Trust merged with and into the New Trust at the Effective Time and each Capital Security issued and outstanding immediately prior to the Effective Time was converted at the Effective Time into one 6.95% Capital Security (liquidation amount $1,000 per capital security) of the New Trust (the “New Capital Securities”) and each Common Security issued and outstanding immediately prior to the Effective Time was converted at the Effective Time into one Common Security (liquidation amount $1,000 per security) of the New Trust (the “New Common Securities” and, together with the New Capital Securities, the “New Trust Securities”).

Section 9.01(d) of the Indenture provides that the Company and the Trustee may, without the consent of any Securityholder, enter into a supplemental indenture to cure any ambiguity or to correct or supplement any provision contained therein which may be defective or inconsistent with any other provision contained therein or in any supplemental indenture, or to make such other provisions in regard to matters or questions arising under the Indenture; provided, that any such action shall not materially adversely affect the interests of the holders of the Securities.

The Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 9.05 of the Indenture to the effect that this Supplemental Indenture complies with the requirements of Article IX of the Indenture.

The Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements on the Trustee’s part necessary to make this Supplemental Indenture a valid instrument in accordance with its terms and all acts and things necessary have been done and performed to make this Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH: For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Securityholders, as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a) Terms defined in the Indenture or the New Declaration (as defined herein) have the same meaning when used in this Supplemental Indenture unless otherwise specified herein.

(b) The terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular.

(c) The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Supplemental Indenture.

“Capital Securities Guarantee” means the Guarantee Agreement between the Company, as Guarantor, and Wilmington Trust Company, as guarantee trustee, dated as of November 18, 2003.

“New Capital Securities Guarantee” means the Guarantee Agreement between the Company, as guarantor, and Wilmington Trust Company, as guarantee trustee, dated as of August 21, 2009.

“New Declaration” means the Amended and Restated Declaration of Trust of the New Trust, dated as of August 21, 2009, among the Company, as Sponsor, Wilmington Trust Company, as the Property Trustee, Wilmington Trust Company, as the Delaware Trustee, the Administrative Trustees named therein and the holders, from time to time, of undivided beneficial interests in the assets of the New Trust.

ARTICLE II

AMENDMENTS

Section 2.1. Amendments

From and after the Effective Time each reference in the Indenture or the Debentures:

(a) to the Declaration shall be deemed to be a reference to the New Declaration,

(b) to First Midwest Capital Trust shall be deemed to be a reference to the New Trust,

(c) to the Capital Securities or the Series B Capital Securities shall be deemed to be a reference to the New Capital Securities,

(d) to the Common Securities shall be deemed to be a reference to the New Common Securities,

(e) to the Series B Capital Securities Guarantee or the Capital Securities Guarantee shall be deemed a reference to the New Capital Securities Guarantee, and

(f) to the Trust Securities shall be deemed to be a reference to the New Trust Securities.

ARTICLE III

MISCELLANEOUS

Section 3.1. Effectiveness

This Supplemental Indenture will become effective upon its execution and delivery.

Section 3.2. Successors and Assigns

All covenants and agreements in the Indenture, as supplemented and amended by this Supplemental Indenture, by the Company will bind its successors and assigns, whether so expressed or not.

Section 3.3. Further Assurances

The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions that the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Supplemental Indenture.

Section 3.4. Effect of Recitals

The recitals contained herein will be taken as the statements of the Company, and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.5. Ratification of Indenture

The Indenture as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture will be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.6. Governing Law

This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of Illinois.

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This instrument may be executed in any number of counterparts, each of which so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

FIRST MIDWEST BANCORP, INC.

By	/s/ Michael L. Scudder
	Name:	Michael L. Scudder
	Title:	President & CEO

Attest:

By	/s/ Cynthia A. Lance
	Name:	Cynthia A. Lance
	Title:	EVP & Corporate Secretary

WILMINGTON TRUST COMPANY
as Trustee

By	/s/ Michael H. Wass
	Name:	Michael H. Wass
	Title:	Financial Services Officer